Exhibit 10.34

AMENDMENT

THIS AMEMDMENT is made as of February 21, 2007 and amends the Employment Agreement dated as of June 9, 1988, as amended as of February 13, 2006 and October 23, 2006 (collectively the “Employment Agreement”), between DENDRITE INTERNATIONAL, INC. (“Dendrite”) and JEAN-PAUL MODDE (“Employee”).  Unless defined in this Amendment, capitalized terms used in this Amendment will have the meaning set forth in the Employment Agreement.

 1.            The following is inserted at the beginning of Section 2 of the Employment Agreement:

As of January 1, 2007, Employee will be employed as President, Asia, initially reporting to Joe Ripp or another Company designee.  Employee shall be responsible for sales and marketing activities in all Dendrite Asia markets, and Employee shall perform your duties primarily from Dendrite’s offices in Singapore, subject to necessary travel requirements.  Employee’s Singapore assignment is expected to last two years, but Employee’s employment will remain at-will as set forth in Section 1.

2.             Section 3 of the Employment Agreement is deleted and replaced with the following:

3.             COMPENSATION.

(a)           Base Salary.  Dendrite shall pay Employee for his services an initial base salary of S$426,250 annually to be paid in accordance with Dendrite’s regular payroll practices.

(b)           Bonus.  Employee will be eligible to receive an annual discretionary bonus under the terms of the Dendrite incentive compensation program or the Asia Pacific Management Incentive Plan, at Dendrite’s discretion (the “Bonus”), starting in 2008 (for calendar year 2007) with an initial target of S$426,250.  Bonus eligibility shall be determined and paid in accordance with the applicable incentive compensation policy in effect from time-to-time.  The payment of any Bonus is subject to:  (a) Dendrite’s achievement of quarterly and annual financial goals as set forth in the Board approved annual business plan, (b) such other objectives as may be determined by Dendrite from time to time, (c) Employee’s remaining in the employ of Dendrite as of the time of payment of any such Bonus, and (d) the terms and conditions of the applicable incentive compensation plan in effect from time to time.  Employee’s target for a discretionary bonus will be reviewed and determined on an annual basis by Dendrite.

3.             The first sentence of Section 3B(b) of the Employment Agreement is deleted and replaced with the following:

(b)           If Employee’s employment hereunder is terminated by Dendrite for any reason other than death, Cause (as defined in Exhibit A), or Disability (as defined in Exhibit A), Employee shall be entitled to receive severance payments of his Final Annual Target Bonus (as defined below in Section 3B(e)) and his base salary (calculated at the rate of base salary then being paid to Employee as of the date of termination) for the greater of (A) twelve (12) months following Employee’s employment termination or (B) the period between the termination date and December 31, 2008.

4.             Section 4 of the Employment Agreement is deleted and replaced with the following:

4.             BENEFITS.

(a)           Vacation.  Dendrite will provide Employee with 20 days paid vacation per year, prorated for 2007, in accordance with Dendrite policy in effect from time to time.  Employee shall also receive all standard Singapore holidays.

(b)           Business Expenses.  Dendrite will reimburse Employee for all reasonable travel, entertainment and other reasonable and necessary out-of-pocket expenses incurred by Employee in connection with the performance of Employee’s duties in accordance with Dendrite policy in effect from time to time.

(c)           U.S. Health Insurance/COBRA.  Dendrite will continue Employee’s current enrollment in its group health insurance plan, or provide for such continued coverage pursuant to COBRA, and Dendrite will pay for a portion of such insurance or COBRA costs so that Employee’s cost is the same as U.S. employees with the same coverage until the earlier of (i) June 30, 2007, (ii) the date Employee enroll’s in Singapore health coverage, and (iii) the date Employee are offered coverage under another employer’s group health plan.

(d)           Car Allowance.  Dendrite will reimburse Employee up to S$4650 per month for transportation-related expenses.

(e)           Dependent School Fees.  Dendrite will directly pay Employee’s children’s school fees in Singapore, and reimburse Employee for any Singapore school fees already paid, up to a maximum of S$70,000.  Such payment and reimbursement will be made upon Employee’s submission of appropriate documentation and verification of such expenses.

(f)            Emergency Assistance.  Dendrite will:

(i)            Pay for round-trip coach class airfare for Employee and his family if Employee must travel home due to serious illness or death in Employee’s immediate family (spouse, children, mother, father, mother-in-law, father-in-law, sister, brother, and grandparents).

(ii)           Pay to send Employee or his family member who develops a medical problem, and one accompanying family member, to the nearest suitable location if Employee or his family member develops a medical problem that cannot be adequately treated in Singapore.

(iii)          Pay for Employee and his family to return home (air travel, meals, and lodging) if necessary due to civil disturbance or war.

(iv)          The payments set forth in this Section 4(f) will be made upon Employee’s submission of appropriate documentation and verification of such expenses.

(g)           Tax Equalization.  Dendrite will:

(i)            Provide a tax equalization benefit for each tax year in which Employee is employed by Dendrite in Singapore so that Employee’s tax burden is approximately the same as it would have been if Employee were still resident and employed in the U.S.

(ii)           Arrange for preparation of Singaporean and US tax returns through KPMG, at Dendrite’s cost, while employed by Dendrite in Singapore and for the following tax year.

(h)           Other.  You will be eligible for other Dendrite benefits to the same extent as may be provided to other employees generally in accordance with Dendrite policy in effect from time to time and subject to the terms and conditions of such benefit plans.  For the avoidance of doubt, you will not be entitled to participate in certain U.S. benefit plans including, but not limited to, the Dendrite 401K and ESPP plans.

5.             The following is inserted at the end of Section 3B(b) of the Employment Agreement:

If Dendrite elects not to continue Employee’s employment and relocate Employee to Australia after December 31, 2008, and Employee does not agree to extend his time in Singapore or transfer to another location (if offered the opportunity to do so by Dendrite), Employee’s employment will be deemed to be terminated without Cause as of December 31, 2008.  In such case, in addition to the Severance Payment and benefits described above, Dendrite will pay and/or reimburse Employee for the reasonable costs of relocating his family from Singapore to Australia.

6.             A new Section 4B is added to the Employment Agreement as follows:

4B.          RELOCATION.

(a)           In connection with your relocation from the U.S. to Singapore, Dendrite will:

(i)            Lease housing for you considered standard in Singapore for your income level and family size, capped at S$10,850 per month.

(ii)           Pay reasonable and customary costs for packing and shipping essential personal effects by air, with remaining items shipped by sea (does not include autos, appliances, or pets), capped at $36,000 USD including insurance.

(iii)                               Pay the cost of storing personal effects not taken to Singapore.

(iv)          Assist you with the disposal of your three (3) vehicles and reimburse you for any loss on such sales (determined by book value versus final sale price), capped at $5000 USD per car.

(v)           Reimburse you for any large appliance sold at a loss, up to $5000 USD total.

(vi)          Reimburse you for one economy-class airfare per month until your family relocates to Singapore in or around June 2007.  After your family relocates, Dendrite will only pay for flights to the U.S. that are taken for business activities.

(vii)         Retain Mobility Services International (MSI) to help you manage your home sale more effectively.  MSI will advocate for you with real estate agents, attorneys, title or escrow personnel, and other specialists. You may continue to list your home with Coldwell Bankers Realty; however, once you have identified a buyer, your home will be sold through a Buyer Value Option (BVO) program, managed by MSI.  To maximize your Home Sale Assistance benefits you must communicate with your MSI Counselor prior to accepting a bid on your home.

(viii)        Provide temporary housing accommodations (up to 90 days) for your spouse and two children if there is a gap between selling your home and your family’s relocation to Singapore.

(b)           Some relocation reimbursements may be regarded as taxable income.  You will be assisted by KPMG for all tax equalization needs.

(c)           Except for the payments set forth in Section 4B(a)(i), all other payments and reimbursements set forth in Section 4B(a) will be made upon Employee’s submission of appropriate documentation and verification of such expenses.

(d)           Repayment of Relocation Costs.

(i)            If you (A) resign for any reason on or prior to December 31, 2007 or (B) Dendrite terminates your employment for Repayment Cause (as defined below in Section 4B(d)(iii)) on or prior to December 31, 2007, or (C) you fail to transfer as expected (through no fault of Dendrite), you will reimburse the Company for 100% of all relocation expenses paid to you or on your behalf.  Repayment under clauses (A) or (B) must be made on or before the last day of employment with Dendrite, and repayment under clause (C) must be within ten (10) days of the date you were expected to transfer.

(ii)           Upon a termination by Dendrite for Repayment Cause, all relocation benefits will immediately cease.

(ii)           You shall not be obligated to make any repayments if Dendrite terminates your employment without Repayment Cause.

(iii)          For purposes of relocation repayment only, “Repayment Cause” shall mean a good faith finding by the Company of: (A) gross negligence or willful misconduct by you in connection with your employment duties, (B) failure by you to perform your duties or responsibilities required pursuant to your employment after having been provided notice and an opportunity to cure; (C) mis-appropriation by you for your personal use of the assets or business opportunities of the Company, or their respective affiliates, (D) embezzlement or other financial fraud committed by you, (E) your knowingly allowing any third party to commit any of the acts described in any of the preceding clauses (C) or (D), or (F) your indictment for, conviction of, or entry of a plea of no contest with respect to, any felony.

(v)           Dendrite may deduct any relocation repayment you owe it from any sums it may owe you including, but not limited to, wages, bonuses, sick and vacation pay.

7.             The following is added to the end of Section 3(iii) of Appendix A of the Employment Agreement: “; provided, however, that Good Reason shall not include a transfer to Australia on or after December 31, 2008.”

8.             Except as expressly modified in this Amendment, all of the terms and conditions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have signed this Amendment as of the first date written above.

   DENDRITE INTERNATIONAL, INC

		By:	/s/ Joseph A. Ripp
		Name:	Joseph A. Ripp
		Title:	President & Chief Operating Officer
		Date:	February 28, 2007

/s/ Jean-Paul Modde
Jean-Paul Modde

Date:	February 28, 2007